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                                                                     Exhibit 9.2



                             SHAREHOLDERS AGREEMENT


         THIS AGREEMENT is entered into as of this 21st day of April, 2000, by and between MANUEL D. MEDINA, ATTU Services, Inc., TCO Company Limited, WILLY BERMELLO, BRIAN GOODKIND, MICHAEL KATZ, WILLIAM BIONDI, EDWARD JACOBSEN, IRVING PADRON, JR., AND AVIVA BUDD each having an address c/o Terremark Holdings, Inc., 2601 South Bayshore Drive, 9th Floor, Coconut Grove, Florida 33133, Attention: Brian Goodkind (collectively, the "Terremark Shareholders").

                              W I T N E S S E T H :

         WHEREAS, Terremark Holdings, Inc., a Florida corporation ("Terremark") and AmTec, Inc., a Delaware corporation ("AmTec") entered into the Agreement and Plan of Merger dated as of November 24, 1999 ("Merger Agreement") pursuant to which Terremark will merge into AmTec and the Terremark Shareholders will receive shares of common stock of AmTec, $0.001 par value ("AmTec Common Stock") as provided in the Merger Agreement; and

         WHEREAS, Vistagreen Holdings (Bahamas), Ltd., a Bahamas corporation ("Vistagreen") and AmTec entered into a Stock Purchase Agreement dated as of November 24, 1999 ("Stock Purchase Agreement") pursuant to which, immediately following the closing of the Merger Agreement, AmTec will sell to Vistagreen and Moraine Investments, Inc., a British Virgin Islands international business corporation (collectively the "Vistagreen Parties"), or their assignees, shares of AmTec Common Stock as provided in the Stock Purchase Agreement in exchange for Note Proceeds (as defined in the Stock Purchase Agreement), together with all interest earned thereon; and



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         WHEREAS, immediately following the closing of the Merger Agreement and the closing of the Stock Purchase Agreement the percentage ownership of the existing holders of AmTec Common Stock and Preferred Stock, Warrants, Options and other securities upon total exercise or conversion prior to such closings shall be 25%, the percentage ownership of the Vistagreen Parties shall be 35% and the percentage ownership of the Terremark Shareholders shall be 40%, each such percentage representing the respective ownership of such parties of the AmTec Common Stock on a fully diluted basis immediately following such closings; and
         WHEREAS, Katz, Biondi, Goodkind, Padron, Budd and Jacobsen own preferred convertible stock (the "Preferred Stock"), which stock is convertible pursuant to a valuation formula set forth in the statement of preferences for such Preferred Stock, and the holders of such Preferred Stock are desirous of converting same and are required to do so by virtue of the Merger Agreement; and

         WHEREAS, the Terremark Shareholders wish to enter into this shareholder agreement (the "Agreement") pursuant to Section 607.0731 of the Florida Business Corporation Act to ensure that the Terremark Shareholders vote as a group, as directed by Manual D. Medina;

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. CONVERSION OF PREFERRED STOCK. The Terremark Shareholders recognize that the Preferred Stock must be converted to Terremark common stock prior to the closing on the Merger Agreement and that either Terremark Holdings or the holders of the Preferred Stock have the right to force such a conversion. The parties also recognize that the conversion formula is based on a valuation of the Company and differs depending upon whether conversion is at the option of the Company or the holders and, if at the option of the Company, the reason why it is being required. In order to avoid delay, cost and potential disagreement, all parties hereto stipulate that, for the purposes of this document, the value of the Company is $15,000,000, and that pursuant to paragraph E(iv) of the statement of preferences governing the Preferred Stock, such stock shall convert into 124,584 shares of common stock, representing 10% of the total of all then outstanding Terremark Common Stock.

         2. VOTING OF AMTEC SHARES. In any vote of the AmTec Common Stock, whether at a meeting or by written consent, the Terremark Shareholders agree to vote all shares of AmTec Common Stock received pursuant to the Merger Agreement and any subsequently acquired, as directed by Manuel D. Medina for one year from the date of the closing on the Merger Agreement. Thereafter, any one or more of the Terremark Shareholders can elect to remove themselves from this voting agreement by providing ninety days written notice to all other Terremark Shareholders.

         3. BINDING NATURE. This Agreement shall be binding on and inure to the benefit of the respective parties hereto and their successors and assigns.
Section 607.0731 of the Florida Business Corporation Act provides that this Agreement is binding on the transferees of the parties to this Agreement, provided that the transferee takes the AmTec Common Stock subject to this Agreement with notice thereof. The parties hereby, and their successors and assigns, agree to provide notice of this Agreement to any transferee prior to any transfer of AmTec Common Stock. Notwithstanding the foregoing, this Agreement shall not be binding with regard to AmTec Common Stock sold in the ordinary course over the American Stock Exchange or on any such other exchange on which the stock may, from time to time, be listed.

         4. OTHER PROVISIONS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement represents the entire understanding of the parties regarding the subject matter hereof, and supersedes any and all other inconsistent or conflicting prior agreements between the parties. The terms and provisions of this Agreement cannot be terminated or modified or amended orally or by course of conduct or dealing or in any manner except in a writing that is signed by the party against whom enforcement is sought. This Agreement shall be construed in accordance with the laws of the State of Florida, and any suit,




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action or proceeding arising out of or relating to this Agreement may be commenced and maintained in any court of competent subject matter jurisdiction in Miami-Dade County, Florida, and each party waives objection to such jurisdiction and venue. The provisions of this Agreement are severable, and any invalidity, unenforceability or illegality in any provision or provisions hereof shall not affect the remaining provisions of this Agreement. In any suit, action or proceeding arising out of or in connection with this Agreement, the prevailing party shall be entitled to an award of the reasonable attorneys' fees and disbursements incurred by such party in connection therewith, including fees and disbursements in administrative, regulatory, insolvency, bankruptcy and appellate proceedings. All notices required or allowed hereunder shall be in writing and shall be deemed given upon (i) hand delivery or (ii) delivery by reputable overnight courier service, or (iii) delivery by facsimile with confirmation of receipt, or (iv) deposit of same in the United States Certified Mail, Return Receipt Requested, first class postage and registration fees prepaid and correctly addressed to the party for whom intended at their address written in the first page hereof, or such other address as is most recently noticed for such party as aforesaid, or (v) via overnight courier. All references to gender or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning, as the sense of the context requires.

         IN WITNESS WHEREOF, the execution of this Agreement as of the date first above written.



                                   TERREMARK SHAREHOLDERS


                                    /s/ Brian Goodkind
                                   ---------------------------------------------
                                   BRIAN GOODKIND


                                    /s/ Michael L. Katz
                                   ---------------------------------------------
                                   MICHAEL L. KATZ


                                    /s/ William Biondi
                                   ---------------------------------------------
                                   WILLIAM BIONDI


                                    /s/ Edward P. Jacobsen
                                   ---------------------------------------------
                                   EDWARD P. JACOBSEN


                                    /s/ Irving I. Padron, Jr.
                                   ---------------------------------------------
                                   IRVING I. PADRON, JR.





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                                   AJR, LLC, a Connecticut Limited Liability
                                     Company


                                   By:  /s/ Aviva Budd
                                       -----------------------------------------
                                       Name: AVIVA BUDD
                                       Title: Managing Member


                                   ATTU SERVICES, INC.


                                   By: /s/  Adrian Crosbie-Jones
                                       -----------------------------------------
                                       Name:  ADRIAN CROSBIE-JONES
                                       Title: Business Administration Limited -
                                                Director


                                   /s/ Manuel D. Medina
                                   ---------------------------------------------
                                   MANUEL D. MEDINA


                                   /s/ William Bermello
                                   ---------------------------------------------

                                   WILLIAM BERMELLO



                                   TCO COMPANY, LTD.


                                   By: /s/  Adrian Crosbie-Jones
                                       -----------------------------------------
                                       Name:  ADRIAN CROSBIE-JONES
                                       Title: Business Administration Limited -
                                                Director








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